Exhibit 99.2

VASCO Data Security International, Inc.

Q4 2013 Earnings Conference Call

Prepared Remarks

February 18, 2014

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Today, we are going to review the results for fourth quarter, and full year, 2013. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Before we begin the conference call, I would like to brief all of you on

“Forward Looking Statements.”

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” “PROJECTS” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

First, let me say that I will keep my comments brief today as I would like to focus on answering your questions after management’s prepared remarks.

Revenue from continuing operations was approximately $43.3 million, an increase of approximately 11% compared to the fourth quarter of 2012. Q4 2013 was our 44th consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 64% of revenue. Our operating income from continuing operations, excluding amortization of intangibles, was approximately 12% of revenue for the quarter. On December 31, 2013 our net cash balance was approximately $98.6 million and we had approximately $124.5 million in working capital.

On October 16, 2013, we issued a press release and hosted a conference call stating that we expected to fall short of our previously published guidance for full year 2013 revenue and operating income as a percent of revenue. Lower than expected performance in the Enterprise and Application Security market in the third quarter and an expected continuation of that trend in the fourth quarter were the primary reasons that VASCO reduced its revenue and operating margin guidance for full year 2013. We announced that:

•	We expected our revenue from our traditional business, which excludes our new service product offerings, for full-year 2013 would be in a range of $150 million to $155 million. We ended 2013 with $155.0 million in revenue, at the high end of the range.

•	We expected our operating income, excluding amortization of acquisition-related intangible assets, would be in the range of 8% to 10% of revenue. We ended 2013 with 11% in operating income, above the high end of our projected range.

Looking forward, we are focused on growth with improving profitability. By example, to aid in that growth, we invested in a new breakthrough technology with our acquisition of Cronto Ltd. in May of last year. However, as we continue to invest in our business, we are mindful of aligning our costs with our revenue opportunities. Jan Valcke will address some of the actions that we have taken in his prepared remarks.

At this time, I would like to introduce you to Jan Valcke, VASCO’s President and Chief Operating Officer, Jan.

Comments by Jan Valcke:

Thank you, Ken.

Ladies and gentlemen,

I must admit that it was gratifying delivering a 4th quarter that enabled us to achieve revenue and operating income at the high end of our revised guidance range. I am optimistic about 2014. We are seeing a lot of activity in our traditional banking business, and we are focusing on improving our enterprise and application security business. However, I am going to remain a bit cautious until we get further into the year and report Q2 results.

Meanwhile, we are dedicated to managing the Company in a professional and positive way. Throughout 2013, we considered how to best address the fact that our expenses were not in line with our current revenue opportunities. On October 21, we announced that we would close our R&D facility in Brisbane, Australia. Most of the functions of the Brisbane office have now been transferred to our Vienna, Austria office. As we continued to assess how to make VASCO a leaner, more cost effective and productive company, we made the difficult decision to eliminate an additional 17 positions in Sales, R&D and other departments. This has been completed. We believe that these job eliminations were crucial to the Company’s ability to reduce costs, improve efficiency, and to improve its profitability.

On a positive note, we are pleased to report that our new Cronto product line has been integrated into our VACMAN Controller and Identikey Server platforms, and is now being supported by our traditional R&D support team. That means we can deliver all of our products to VASCO customers on two stable and compatible platforms. Additionally, our field support staff and sales organizations have been trained and are knowledgeable in the Cronto product.

Thank you, Ken.

Ken: Thank you, Jan.

At this time, I would like to introduce you to Cliff Bown, VASCO’s EVP and Chief Financial Officer, Cliff.

Comments by Cliff Bown:

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the fourth quarter of 2013 were $43.3 million, an increase of 11% from the fourth quarter of 2012. For the full year, revenues were $155.0 million, an increase of 1% from the comparable period in 2012.

The increase in revenue for the fourth quarter 2013 compared to 2012 reflected an 8% increase in revenues from the banking market and a 26% increase in revenues from the enterprise and application security market. The increase in revenue for the full year 2013 compared to 2012 reflected a 2% increase from the banking market and a 4% decrease from the enterprise and application security market.

It should also be noted that the comparison of revenues was positively impacted by the weaker U.S. dollar vs. the Euro for both the fourth quarter and full-year 2013. We estimate that revenues in the fourth quarter and full year 2013 were approximately $0.5 and $0.7 million higher, respectively, than they would have been had the exchange rates in 2013 been the same as in 2012.

The mix of our revenues in 2013 was comparable to the mix in 2012. In the fourth quarter of 2013, approximately 79% our revenues came from the banking market compared to 81% in the fourth quarter of 2012. For the full year 2013 and 2012, approximately 82% and 81% our revenues came from the banking market, respectively.

Our revenues for the fourth quarter and full-year 2013 continue to come predominately from outside of the U.S. The geographic distribution of our revenue in the full-year 2013 was approximately 62% from EMEA, 18% from Asia, 7% from the U.S. and the remaining 13% from other countries. For the full year 2012, 62% of our revenue came from EMEA, 21% came from Asia, 7% came from the U.S., and the remaining 10% from other countries.

Gross profit as a percentage of revenue for both the fourth quarter and full year of 2013 was approximately 64%. In 2012, gross profit as a percentage of revenue for the fourth quarter and full year was approximately 63% and 65%, respectively.

The increase in gross margin as a percentage of revenue for the fourth quarter primarily reflected:

•	a favorable mix of products sold, with revenues from the enterprise and application security market increasing from 19% to 21% of our total revenue;

•	a reduction in the amount of inventory written down to our estimate of lower of cost of market;

•	a decrease in revenues from card readers as a percentage of total revenues; and

•	an increase in the gross margins related to changes in currency exchange rates; which were

Partially offset by:

•	a decline in the gross margins from hardware products sold in both the banking and enterprise security markets.

The decrease in gross margin as a percentage of revenue for the full year primarily reflected:

•	an unfavorable mix of products sold, with revenues from the enterprise and application security market decreasing from 19% to 18% of our total revenue; and

•	a decline in the gross margins from hardware products sold in the banking market; which were

Partially offset by:

•	an increase in non-hardware revenues as a percentage of total revenues;

•	a reduction in the amount of inventory written down to our estimate of lower of cost of market; and

•	lower non-product costs such as freight and customization costs.

Gross margin on product sold reflects the specific mix of product and quantities sold in each period. As the size of deals increase, the gross margin generally declines. For the fourth quarter and full-year 2013, gross margins from product sold in the banking market was approximately 2.3 and 2.1 percentage points lower, respectively, than in the same periods of 2012. Gross margins from product sold in the enterprise and application security markets was approximately 6.8 percentage points lower for the fourth quarter of 2013 than in the fourth quarter of 2012, but 0.3 percentage points higher for the full-year 2013 compared to full-year 2012.

Card readers as a percentage of total revenue also continue to fluctuate based on the specific mix of deals in any given period. For the fourth quarter, card readers as a percentage of total revenue decreased from approximately 19% of revenue in 2012 to 15% of revenue in 2013. For the full year, card readers as a percentage of total revenue was approximately 14% of revenue in both 2013 and 2012.

Non-hardware revenue, which includes software, maintenance and software-based client devices increased as a percentage of total revenue for full-year 2013 compared to full-year 2012. Non-hardware revenue was approximately 28% of total revenue for the full-year 2013 compared to 24% of revenue for the full-year 2012. Non-hardware revenue was approximately 27% of revenue for the fourth quarter of both 2012 and 2013.

As noted previously, the weakening of the U.S. dollar vs. the Euro increased revenue and gross margins by approximately $0.5 million and $0.7 million for the fourth quarter and full-year 2013, respectively. The impact of changes in currency rates resulted in an increase of gross margin as a percentage of revenue of approximately 0.4 percentage points for the fourth quarter and 0.2 percentage points for the full-year 2013.

We continue to monitor our inventory levels and write down various items to our estimate of the items lower of cost or market based on our evaluation of quantities on hand in relation to our estimates of future demand for that inventory. For the fourth quarter and full-year 2013, inventory write downs were approximately $0.8 million and $1.1 million lower, respectively than in the comparable periods of 2012. For the full-year 2013, we wrote inventory down by approximately $1.1 million compared to $2.2 million for the full-year 2012. Going forward, we believe that similar adjustments may be needed as it reflects the risk associated with recurring processes wherein we are making estimates of future demand and buying inventory to meet that demand on a recurring basis.

Operating expenses for the fourth quarter of 2013 were $23.8 million, an increase of $3.0 million, or 14% from the fourth quarter of 2012. Operating expenses for the full year of 2013 were $86.2 million, an increase of $7.6 million or 10% from the same period in 2012.

The comparison of operating expenses in the fourth quarter and full-year 2013 to the same periods in 2012 was negatively impacted by the weaker U.S. dollar vs. the Euro. We estimate that expenses were $0.6 million higher in the fourth quarter and $1.3 million higher for the full year than they would have been had the exchange rates in 2013 been the same as in 2012.

For the fourth quarter of 2013, operating expenses increased $1.2 million, or 13%, in sales and marketing, increased $1.2, or 26%, in research and development, and decreased $0.2 million, or 3%, in general and administrative when compared to the fourth quarter in 2012.

Our average total headcount in the fourth quarter of 2013 was 30 persons, or 8%, higher than the average headcount in the fourth quarter of 2012. The increase in average headcount included an increase of 22 persons in the sales, marketing and operations groups and an increase of 5 persons in research and development and 3 persons in general and administrative groups.

For the full-year 2013, operating expenses increased $2.6 million, or 7%, in sales and marketing, increased $2.5, or 13%, in research and development, and increased $1.1 million, or 6%, in general and administrative when compared to the full-year 2012.

Our average total headcount for the full-year 2013 was 25 persons, or 7%, higher than the average headcount for the full-year 2012. Our average headcount for the full year of 2013 was 16 persons, or 10% higher in sales, marketing and operations staff, 5 persons, or 3% higher in R&D staff and 4 persons or 7% higher in general and administrative groups.

Operating income for the fourth quarter of 2013 was $4.0 million, an increase of $0.5 million or 14% from $3.5 million in the fourth quarter of 2012. For the full year 2013, operating income was $13.7 million, a decrease of $7.3 million or 35% from $21.0 million in 2012.

Operating income as a percent of revenue, or operating margin, was 9% for both the fourth quarter and full year of 2013. In 2012, our operating margins were 9% for the quarter and 14% for the full year.

The Company reported income tax expense of $0.9 million for the fourth quarter and $3.1 million for the full year of 2013. The effective tax rate was 21% and 22% for the fourth quarter and full-year 2013, respectively. The effective tax rate in the fourth quarter of 2013 reflects the fact that we decreased the full-year tax rate, which had been estimated to be 23% in the third quarter, to the actual rate for the full-year of 22%.

For 2012, the Company reported an income tax expense of $1.5 million for the fourth quarter and $5.5 million for the full year. The effective tax rate was 41.0% for the fourth quarter and was 25% for the full year of 2012. The effective tax rate in the fourth quarter of 2012 reflects the fact that we increased the full-year tax rate, which had been estimated to be 22% in the third quarter, to the actual rate for the full-year of 25%.

The makeup of our workforce as of December 31, 2013 was 396 people worldwide with 193 in sales, marketing and customer support, 143 in research and development and 60 in general and administrative. As noted previously, the average headcount for the full-year 2013 was 24 persons or 7% higher than the average headcount for the full-year 2012.

Our cash and working capital balances remained strong in 2013. As of December 31, 2013, our net cash balance was $98.6 million, a decrease of $7.9 million, or 7%, from $106.5 million at December 31, 2012. As of December 31, 2013, our working capital balance was $124.5 million, a decrease of $5.0 million, or 4%, from $129.5 million at December 31, 2012. The decrease in cash and working capital is largely attributable to our acquisition of Cronto Ltd. in May 2013 for approximately $19.5 million partially offset by our operating cash flow. Our earnings before interest, taxes, depreciation and amortization (EBITDA or operating cash flow if you will) was $19.0 million for the full year 2013, a decrease of $6.1 million or 24% from full year 2012.

We had no debt outstanding during the year.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Ken: Thank you, Cliff

Ken Hunt: Closing Remarks

At this time I would like to provide guidance for 2014.

•	We expect that our revenue for full-year 2014 will be in a range of $160 million to $165 million,

•	We expect that our operating income, excluding amortization of acquisition-related intangible assets, will be in the range of 11% to 13% of revenue.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.